As filed with the Securities and Exchange Commission on April 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Romeo Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2289787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Romeo Power, Inc. 2020 Long-Term Incentive Plan

Romeo Systems, Inc. 2016 Stock Plan

(Full title of the plan)

Lionel E. Selwood, Jr.

President and Chief Executive Officer

4380 Ayers Avenue

Vernon, CA 90058

(Name and address of agent for service)

(833) 467-2237

(Telephone number, including area code, of agent for service)

With copies to:

David M. Hernand Paul Hastings LLP 1999 Avenue of the Stars Los Angeles, California 90067 (310) 620-5700	Jonathan Ko Paul Hastings LLP 515 South Flower Street, Twenty-Fifth Floor Los Angeles, CA 90071 (213) 683-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Romeo Power, Inc. 2020 Long Term Incentive Plan (Common Stock, $0.0001 par value)	15,042,305(2)	$9.38(3)	$141,096,820.90(3)	$15,393.66(3)
Romeo Systems, Inc. 2016 Stock Plan (Common Stock, $0.0001 par value)	10,251,617(4)	$5.33(5)	$54,641,118.61(5)	$5,961.35(5)
Total	25,293,922		$195,737,939.51	$21,355.01

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of the registrant’s common stock, $0.0001 par value per share (“Common Stock”), that may be issued to adjust the number of shares of Common Stock issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2)	Represents shares of Common Stock authorized for issuance pursuant to the Romeo Power, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”), including 42,305 shares of Common Stock representing awards under the 2016 Plan (as defined below) that were outstanding as of December 29, 2020 but have since been terminated, forfeited or cancelled without issuance of shares. To the extent that any awards that were outstanding under the Romeo Systems, Inc. 2016 Stock Plan (the “2016 Plan”) as of December 29, 2020 are terminated, forfeited or cancelled without issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the 2020 Plan. See footnote 4 below.

(3)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 13, 2021, which date is within five business days prior to the filing of this Registration Statement on Form S-8 (the “Registration Statement”).

(4)	Represents shares of Common Stock underlying awards previously granted under the 2016 Plan, as assumed by the registrant on December 29, 2020, pursuant to the Merger Agreement, dated as of October 5, 2020, by and among RMG Acquisition Corp. (“RMG”), our predecessor company, RMG Merger Sub, Inc., a wholly owned subsidiary of RMG, and Romeo Systems, Inc. Any shares of Common Stock that are subject to outstanding awards under the 2016 Plan that are terminated, forfeited or cancelled without issuance of shares will be available for issuance under the 2020 Plan. See footnote 2 above.

(5)	Computed in accordance with Rule 457(h) of the Securities Act, solely for purposes of calculating the registration fee. The average weighted exercise price at which the options may be exercised for the shares of Common Stock described above in footnote 4 is $5.33 per share.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to participants in the 2020 Plan and participants in the 2016 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on April 15, 2021;

(b)	the registrant’s current reports on Form 8-K filed with the Commission on January 5, 2021 (as amended on January 5, 2021), February 16, 2021, March 11, 2021 and April 7, 2021 (other than information furnished under Item 7.01 and exhibits related to such items); and

(c)	the description of the Common Stock contained in the registration statement on Form 8-A filed with the Commission on February 1, 2019 and any amendment or report filed with the Commission for the purpose of updating the description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, the registrant’s Second Amended and Restated Certificate of Incorporation eliminates its directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, the registrant has entered into indemnification agreements with its directors and officers. These agreements, among other things, require the registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, liabilities, fines, penalties and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer of the registrant or any other company or enterprise to which the person provides services at the registrant’s request.

The registrant maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibits	Incorporation by Reference
4.1	Second Amended and Restated Certificate of Incorporation	Exhibit 3.1 to the Current Report on Form 8-K filed on January 5, 2020
4.2	Amended and Restated Bylaws of Romeo Power, Inc.	Exhibit 3.2 to the Current Report on Form 8-K filed on January 5, 2020
5.1	Opinion of Paul Hastings LLP	Filed herewith
23.1	Consent of Deloitte & Touche LLP	Filed herewith
23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1)	Filed herewith
24.1	Power of Attorney (included on the signature page hereof)	Filed herewith
99.1	Romeo Power, Inc. 2020 Long-Term Incentive Plan	Exhibit 10.8 to the Current Report on Form 8-K filed on January 5, 2020
99.2	Form of Stock Option Agreement under the Romeo Power, Inc. 2020 Long-Term Incentive Plan	Exhibit 10.9 to the Annual Report on Form 10-K filed on April 15, 2021
99.3	Form of Restricted Stock Unit Agreement under the Romeo Power, Inc. 2020 Long-Term Incentive Plan	Exhibit 10.10 to the Annual Report on Form 10-K filed on April 15, 2021
99.4	Form of Performance-Based Restricted Stock Unit Agreement under the Romeo Power, Inc. 2020 Long-Term Incentive Plan	Exhibit 10.11 to the Annual Report on Form 10-K filed on April 15, 2021
99.5	Romeo Systems, Inc. 2016 Stock Plan	Exhibit 10.10 to Amendment No. 2 to Registration Statement on Form S-4 filed on December 4, 2020
99.6	Form of Stock Option Agreement under the Romeo Systems, Inc. 2016 Plan	Exhibit 10.11 to Amendment No. 2 to Registration Statement on Form S-4 filed on December 4, 2020

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, State of California on April 15, 2021.

Romeo Power, Inc.

/s/ Lionel E. Selwood, Jr.
Name:	Lionel E. Selwood, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lionel E. Selwood, Jr. and Lauren Webb, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lionel E. Selwood, Jr.	President, Chief Executive Officer and Director	April 15, 2021
Lionel E. Selwood, Jr.	(Principal Executive Officer)

/s/ Lauren Webb	Chief Financial Officer and Director	April 15, 2021
Lauren Webb	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert S. Mancini	Chairman of the Board	April 15, 2021
Robert S. Mancini

/s/ Susan S. Brennan	Director	April 15, 2021
Susan S. Brennan

Director
Brady Ericson

/s/ Donald S. Gottwald	Director	April 15, 2021
Donald S. Gottwald

/s/ Philip Kassin	Director	April 15, 2021
Philip Kassin

/s/ Timothy E. Stuart	Director	April 15, 2021
Timothy E. Stuart

/s/ Paul S. Williams	Director	April 15, 2021
Paul S. Williams

[Signature Page to S-8 Registration Statement]